Exhibit 99.1

TERMINATION OF CONSENT ORDER AS OF JANUARY 22, 2003

LOS ANGELES—January 27, 2003— Nara Bancorp, Inc. (Nasdaq: NARA) (the “Company “) and its wholly owned subsidiary, Nara Bank, N.A.,(the “Bank”) are proud to announce that, as of January 22, 2003, the Office of the Comptroller of the Currency (“OCC”) has terminated the Stipulation and Consent to the Issuance of a Consent Order pursuant to 12 U.S.C. 1818 (the “Consent Order”), less than one year after the Consent Order was negotiated and agreed to by the Bank and its board of directors. The Bank, without admitting to any allegations, entered into the Consent Order on February 20, 2002, in connection with alleged deficiencies relating to the lack of sufficient internal controls, procedures and inadequate compliance with the Bank Secrecy Act.

In the order from the OCC terminating the Consent Order, the OCC states, “the Comptroller believes that the protection of the depositors, other customers and shareholders of the Bank as well as its safe and sound operation do not require the continued existence of the [Consent] Order...”

Benjamin Hong, President & Chief Executive Officer of the Company and the Bank has commented, “Management’s identification of the problem and quick response by taking the necessary steps to comply with the Consent Order and the Bank Secrecy Act, including the implementation of new IT systems and the expansion of the employee training program, has resulted in the termination of the Consent Order in less than one year.”

Bank management will continue to improve procedures and will continue to work to ensure full compliance with the OCC and to fulfill its strategic goal of providing sound business services to its nationwide customers.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. A full-service commercial bank headquartered in Los Angeles, Nara Bank operates full-service branches in northern and southern California and the greater New York metropolitan area and loan production offices in Seattle, Chicago, Atlanta and New Jersey. Nara Bank serves a large and diverse group of customers throughout the United States. Nara Bank has developed core business banking products for small and medium-sized companies and specializes in commercial real estate and business lending, SBA lending and international trade financing.

Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Currently with 18 branches and offices on both east and west coasts, Nara Bank is strategically positioned to expand further into communities it serves.

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Bank’s operations, markets, products, services and pricing. The Bank undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Bank’s financial results, described in other documents that the Bank files from time to time with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2002 and Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact:	Nara Bancorp, Inc.
Benjamin Hong or Han Park, 213-639-1700